As filed with the Securities and Exchange Commission on June 14, 2016

Registration No. 333-136061-99

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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POST-EFFECTIVE AMENDMENT NO. 2 TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

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ASCENA RETAIL GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization) 933 MacArthur Boulevard Mahwah, New Jersey	30-0641353 (I.R.S. Employer Identification No.) 07430
(Address of Principal Executive Offices)	(Zip Code)

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Ascena Retail Group, Inc. 401(k) Savings Plan

(Full Title of the Plan)

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David Jaffe President and Chief Executive Officer Ascena Retail Group, Inc. 933 MacArthur Boulevard Mahwah, New Jersey 07430 (Name and Address of Agent for Service) (551) 777-6700	Copies to: Steven L. Kirshenbaum, Esq. Julie M. Allen, Esq. Proskauer Rose LLP Eleven Times Square New York, New York 10036 (212) 969-3000
(Telephone Number, Including Area Code, of Agent For Service)

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Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

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EXPLANATORY NOTE

This Post-Effective Amendment No. 2 to the registration statement on Form S-8 (File No. 333-136061-99) filed by The Dress Barn, Inc. (the “Predecessor Registrant”) with the Securities and Exchange Commission (the “SEC”) on July 27, 2006 (the “Form S-8”) is being filed by Ascena Retail Group, Inc. (the “Company”) in order to deregister securities remaining under such registration statement.

A total of 600,000 shares of the Predecessor Registrant’s common stock, $0.05 par value, were originally registered on the Form S-8 for issuance under the Dress Barn, Inc. 401(k) Profit Sharing Retirement Savings Plan (the “Plan”) in connection with the Company Unitized Stock Fund investment option under the Plan. The Plan was later renamed the Dress Barn Inc. 401(k) Savings and Retirement Plan. Post-Effective Amendment No. 1 to the Form S-8 (File No. 333-136061-99) was filed by the Company with the SEC on January 14, 2011 as the successor registrant to the Predecessor Registrant in connection with the merger of the Predecessor Registrant with DB Merger Corp, Inc. (the “Merger”), with the Predecessor Registrant surviving the Merger as a wholly owned subsidiary of the Company. The Merger was consummated on January 1, 2011. As a result of the Merger, shares of the Predecessor Registrant’s common stock were converted into shares of the Company’s common stock, par value $0.01 per share (“Company Common Stock”), so that immediately following the Merger, holders of common stock of the Predecessor Registrant held the same number of shares and same ownership percentage of Company Common Stock as they had held with respect to the Predecessor Registrant prior to the Merger. In connection with the Merger, the Plan was renamed the Ascena Retail Group, Inc. 401(k) Savings Plan.

Effective January 31, 2014, the Company Unitized Stock Fund was frozen as a Plan investment option. As a result of the freeze, participants are no longer able to make a new investment in the Company Unitized Stock Fund through the Plan. In addition, quarterly dividends (if any) paid as a result of existing participant investments in the Company Unitized Stock Fund can no longer be reinvested in such fund through the Plan. Following the freeze, participants with existing investments in the Company Unitized Stock Fund in their Plan account generally have the ability to liquidate their investment in the Company Unitized Stock Fund at any time (subject to certain limitations).

As a result of the freeze of the Company Unitized Stock Fund investment option, employer securities are no longer offered to participants in the Plan. In accordance with Item 512(a)(3) of Regulation S-K and the undertaking made by the Company in the Form S-8 to remove from registration, by means of a post-effective amendment, any shares of Company Common Stock which remain unsold at the termination of the offering under the Plan, the Company is filing this Post-Effective Amendment No. 2 in order to deregister all such registered but unsold shares of Company Common Stock as of the January 31, 2014 effective date of the freeze, that will not be issued under the Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mahwah, State of New Jersey on this June 14, 2016.

ascena retail group, INC.

By:	/s/ David Jaffe
	Name:	David Jaffe
	Title:	President and Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment No. 2 to the Registration Statement on Form S-8 (File No. 333-136061-99) on behalf of the Registrant in reliance on Rule 478 of the Securities Act of 1933, as amended.

Ascena Retail Group, Inc. 401(k) Savings Plan

Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Post-Effective Amendment No. 2 to the Registration Statement on Form S-8 (File No. 333-136061-99) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mahwah, State of New Jersey, on this June 14, 2016.

By:	/s/ Isabella Spiegel
Name: Isabella Spiegel
Title: Chairperson of the Administrative and Investment Committee, Ascena Retail Group, Inc. 401(k) Savings Plan